Exhibit 10.1

LAKELAND FINANCIAL CORPORATION

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

Originally Adopted as of January 1, 2006

Amended as of March 10, 2009

1. INTENT.

The purpose of the Lakeland Financial Corporation Long Term Incentive Plan (the “Plan”) is to motivate select officers of Lakeland Financial Corporation (the “Company”) and its subsidiaries who perform services for the Company and its subsidiaries to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in attracting and retaining key employees.  To this end, the Company has approved the Plan to provide certain selected employees the opportunity to earn a long-term incentive bonus under the terms and conditions set forth below (an “LTI Bonus”).  This Plan is not intended to provide for deferred compensation, as such term is as defined under Internal Revenue Code Section 409A.  To the extent the Participants wish to defer amounts payable hereunder, the Participant may do so under the Lake City Bank Deferred Compensation Plan or such other non-qualified deferred compensation plan adopted and maintained from time to time by the Company or one of its subsidiaries or affiliates.

2. INCENTIVE BONUS DETERMINATION.

2.1 Target Bonus.  When notifying a Participant of his or her eligibility to participate in any particular performance period under the Plan, the Compensation Committee (as defined in Section 9.1 below) shall inform the Participant of his or her individual target level of bonus under the Plan (the “Target Bonus”).  The actual LTI Bonus for any given performance period shall be determined based upon the Participant’s Target Bonus and the actual level, if any, of attainment of the pre-established performance targets for such period.

2.2 Participation Notice.  A notice of participation (a “Participation Notice”) will be provided to Participants under the Plan setting forth the Target Bonus, the applicable performance period and performance targets for such period.

3. PERFORMANCE TARGETS.

3.1 Designation of Performance Targets.  The Company’s Chief Executive Officer shall recommend, subject to the Compensation Committee’s approval, the performance measures and performance targets to be used for each performance period and the LTI Bonus to be paid if certain required conditions are met.  Performance targets shall be based on a combination of Company goals, business unit and/or individual goals, or on such other factors as the Company’s Chief Executive Officer, subject to the approval of the Compensation Committee, may determine.  Different performance targets may be established for different participants for any performance period.

3.2 Equitable Adjustment to Performance Targets.  At its discretion, the Compensation Committee may adjust performance goals and/or performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the Compensation Committee when the performance measures and targets were set.

4. PARTICIPANTS.

The Compensation Committee, in consultation with the Company’s Chief Executive Officer, will designate select members of management of the Company and its affiliates as eligible to participate in the Plan. Employees so designated shall be referred to as “Participants.”

5. PARTICIPATION LEVELS.

A Participant’s designated level of participation in the Plan will be determined under criteria established or approved by the Compensation Committee for the designated performance period. Levels of participation in the Plan may vary according to a Participant’s position and the relative impact such Participant can have on the Company’s and/or affiliates’ operations.  Care will be used in communicating to any participant his or her performance targets and potential bonus amount for a designated performance period.  The amount of target bonus a Participant may receive for any designated performance period, if any, will depend upon the performance level achieved, unless waived, for that designated performance period, as determined by the Compensation Committee.  No Participant shall have any claim to be eligible for participation under the Plan, and there is no obligation for uniformity of treatment among Participants.  The terms and conditions of awards need not be the same respecting each Participant.

6. INCENTIVE BONUS PAYOUT.

Incentive Bonuses will be paid no later than the March 15th following the end of the year in which the designated performance period ends.  Incentive bonuses may be paid in cash, restricted stock, or in any other form deemed appropriate by the Compensation Committee, in its sole discretion.  The Compensation Committee may pay incentive bonuses to certain Participants in one form (e.g. cash) and to other Participants in another form (e.g. restricted stock), at its sole discretion.  The Compensation Committee will have the discretion to pay out some, all, or in excess of, the amount of any LTI Bonuses that otherwise would be payable by reason of the satisfaction of the applicable performance targets.  In making any such determination, the Compensation Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.  A Participant will not be eligible for payment of an award if the Participant (a) does not maintain a competency rating of at least three (3) throughout the entire designated performance period; (b) the Participant is put on probation at any time during the designated performance period, or (c) if, except as provided in Section 7 below, the Participant is not employed with the Company or a subsidiary on the date the LTI Bonus is paid.

7. TERMINATION OF EMPLOYMENT.

 Upon termination of a Participant’s employment for any reason, other than upon Retirement or death, prior to payment of an LTI Bonus under the Plan, the Participant shall forfeit right, title or interest in any such payment, unless and to the extent waived by the Compensation Committee in its sole discretion.  If a Participant terminates employment due to Retirement or death, he or she (or his or her beneficiary) shall receive a pro rata LTI Bonus based on the Target Bonus amount with such payment being made by March 15th of the year following the date of Retirement or death, in full settlement of any rights the Participant has under the Plan for such performance period.  The term “Retirement” shall mean the Participant’s separation from service on or after attainment of age sixty-five (65), or after attainment of age fifty-five (55) with five (5) years of continuous service with the Company.

8. AMENDMENT AND TERMINATION.

The Compensation Committee, at its sole discretion, may amend the Plan or terminate the Plan at any time.

9. ADMINISTRATION.

9.1 The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall have the authority to (a) approve all performance measures and targets; (b) identify performance periods applicable to any award; (c) select officers for participation in the Plan, (d) determine, at the conclusion of an applicable performance period, whether the performance goals have been met; and (e) establish the terms and conditions of benefits hereunder.  The Plan is an additional compensation program designed to encourage Plan participants to exceed specified objective performance targets for the designated performance period.

9.2 The Compensation Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer or other designee of the Company or any participating affiliate.  The Compensation Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan, including all performance targets and whether and to what extent achieved.  Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.

10. INDEMNIFICATION.

Neither the Company, nor any participating affiliate, nor the Board of Directors of the Company or any participating affiliate, nor any member of any committee of the Board of Directors or any participating affiliate, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board of Directors, the Compensation Committee and/or the employees of the Company or any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

11. GENERAL PROVISIONS.

11.1 Non-Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to terminate a Participant’s employment, with or without cause.

11.2 Interests Not Transferable.  No benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

11.3 Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Compensation Committee or its designee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.

11.4 Controlling Law.  To the extent not superseded by federal law, the law of the State of Indiana, without regard to its choice of law principles, shall be controlling in all matters relating to the Plan.

11.5 No Rights to Award.  No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants.

11.6 Severability.  If any Plan provision or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction person or award and the remainder of the Plan and any such award shall remain in full force and effect.

11.7 No Trust or Fund Created.  Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company or an participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

11.8 Headings.  Headings are given to the sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

11.9 Tax Withholding.  The Company and/or any participating affiliate may deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.